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                                                                      EXHIBIT 12

                            PSEG ENERGY HOLDINGS INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                                         For the Three Months
                                                                           Ended March 31,
                                                                        ---------------------
                                                                          2002         2001
                                                                        -------      --------
                                                                        (Thousands of Dollars)
Earnings as Defined in Regulation S-K (A):
Pre-tax Income from Continuing Operations......................         $4,430       $62,225
(Income)/Loss from Equity Investees Net of Distributions.......         (4,965)      (15,839)
Fixed Charges..................................................         60,895        44,657
Amortization of Capitalized Interest...........................            219            76
Capitalized Interest...........................................         (2,797)       (4,739)
                                                                        -------      --------
Earnings.......................................................         57,782        86,379
                                                                        =======      ========

Fixed Charges as Defined in Regulation S-K (B):
Total Interest Expensed and Capitalized........................         60,289        42,734
Interest in Rental Expense.....................................            606         1,923
                                                                        -------      --------
Total Fixed Charges............................................         60,895        44,657
                                                                        =======      ========

Ratio of Earnings to Fixed Charges.............................           0.95          1.93
                                                                        =======      ========

(A) The term "earnings" shall be defined as pretax income from continuing operations before adjustment for minority interests or income loss from equity investees. Add fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period, (b) amortization of capitalized interest and (c) distributed income of equity investees. From the total, subtract interest capitalized.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, and (c) an estimate of interest implicit in rentals.

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